Exhibit 99.1

FOR IMMEDIATE RELEASE

VIRGINIA NATIONAL BANKSHARES CORPORATION ANNOUNCES
FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

Charlottesville, VA – January 26, 2016 – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”) today reported fourth quarter 2015 net income of $1.2 million or $0.49 per diluted share. This represents a 41.6% increase compared to net income of $839 thousand or $0.34 per diluted share recognized during the previous quarter. Net income for the year ended December 31, 2015 was $3.2 million, or $1.26 per diluted share, which was 68.4% higher compared to $1.9 million, or $0.70 per share, for the year ended December 31, 2014. The Company has two reportable segments, the Bank and VNB Wealth Management. The Bank segment reported record earnings of $3.8 million for the year, an improvement of 116% over the twelve months of 2014. VNB Wealth Management recorded a loss of $611 thousand for 2015, a decline of $738 thousand compared to 2014.

“We delivered another quarter of exceptional growth in loans and deposits as we further recalibrated our earning asset mix in order to drive earnings. Loan balances have increased significantly each quarter over the past 15 months, and we have achieved this growth while maintaining our tradition of high credit quality,” said Glenn W. Rust, President and Chief Executive Officer. “We are excited over the impact that this loan growth will have as we turn our attention to 2016 earnings. Our focus will continue to be on containing costs through our use of technology and on improving our noninterest income as we provide more fee based services through both VNB Wealth Management and the Bank.”

Fourth Quarter 2015 Highlights

●	Gross period end loans increased $33.6 million or 8.6% on a sequential quarter basis. Compared to December 31, 2014, gross loans outstanding increased $110.4 million or 35.2%.
●	Period end assets increased $18.8 million or 3.4% compared to balances at September 30, 2015.
●	Total deposits increased $14.9 million or 3.2% during the fourth quarter of 2015.
●	Net interest margin improved 12 basis points to 3.34% compared to the prior quarter.
●	Net interest income increased $203 thousand on a linked quarter basis and was up $1.8 million for year-end 2015, 12.4% over the prior year.
●	Provision for loan losses of $58 thousand was recognized in the fourth quarter compared to $88 thousand in the prior quarter. The period end allowance for loan losses as a percentage of total loans decreased to 0.84% compared to 0.90% at September 30, 2015.

●	Other Real Estate Owned (OREO) ended the year with a zero balance, after the only remaining property was sold early in the fourth quarter. The Company last reported a zero balance in OREO in the first quarter of 2008 before the full impact of the economic downturn.

●	Noninterest expense contracted during the quarter by $183 thousand or 4.4%. Year to date noninterest expense decreased $1.0 million to $16.4 million compared to the year ended December 31, 2014.

Balance Sheet Trends

Gross loans outstanding at December 31, 2015 totaled $423.7 million, compared to $390.1 million at September 30, 2015, and $313.3 million at December 31, 2014. Average gross loans for the fourth quarter of 2015 totaled $407.7 million, up $30.5 million or 8.1% compared to $377.2 million during the third quarter of 2015.

The Company has now experienced five sequential quarters of significant expansion in total loans. From the $289.6 million outstanding at September 30, 2014, gross loans increased $134.1 million, or 46.3%, due to approximately $70.7 million in net organic loan growth, supplemented by purchases of $27.0 million in syndicated loans and $36.4 million in student loans. The purchase of a second student loan package totaling $25.6 million closed in the fourth quarter of 2015. We will continue to evaluate loan purchase transactions to supplement organic loan growth, from time to time, as part of our strategy to strengthen earnings and normalize our loan-to-deposit ratio. The loan-to-deposit ratio at December 31, 2015 stood at 87.1%, an 18.5% improvement over the 68.6% at December 31, 2014.

Total assets at December 31, 2015 were $567.6 million, up $18.8 million or 3.4% from the $548.8 million at September 30, 2015 and up $30.5 million or 5.7% from the $537.1 million reported at December 31, 2014. The year-over-year net growth in assets was funded largely by expansion within the core deposit categories, while time deposits contracted over that period. Deposits and repurchase agreement sweep balances totaled $509.6 million at December 31, 2015, up $18.5 million or 3.8% from the $491.1 million at September 30, 2015, and up $34.9 million or 7.4% from the $474.7 million at December 31, 2014.

Credit Quality Remains Strong

While there was tremendous loan growth this year, we continued to adhere to strong credit metrics. The allowance for loan losses as a percentage of total loans decreased to 0.84% at December 31, 2015, compared to 0.90% at September 30, 2015 and 1.01% at December 31, 2014. The decreased balance in the allowance relative to total loans compared to the prior periods is reflective of the continued improvement in the historical loss rate, as well as a favorable shift in the mix of loans toward categories requiring minimal or no reserve, such as student loans that are insured by a surety bond and loans secured by readily-marketable collateral.

Net loan charge-offs for the fourth quarter of 2015 totaled $4 thousand, comprised of charge-offs of $12 thousand against recoveries of $8 thousand. During the third quarter of 2015, net loan charge-offs totaled $29 thousand, due to charge-offs of $41 thousand against recoveries of $12 thousand. Provision for loan losses of $58 thousand was recognized in the fourth quarter, compared to $88 thousand for the previous quarter and $424 thousand for the fourth quarter of 2014. This resulted in an allowance for loan losses at December 31, 2015 of $3.6 million, up slightly from September 30, 2015 by only 1.5%, notwithstanding the 8.6% increase in total loans. In a year-over-year comparison, allowance for loan losses increased $403 thousand or 12.5% over the balance of $3.2 million at December 31, 2014, even though total loans balances increased 35.2% over that same period.

Nonperforming assets declined $594 thousand from the previous quarter and totaled $191 thousand or 0.03% of total assets. The level of nonperforming assets, comprised of OREO and nonaccrual loan balances, contracted $1.2 million compared to the balance at December 31, 2014. As of year-end 2015, the Company reported a zero balance in OREO. A portion of the OREO property held at the end of 2014 was sold during the second quarter, and the remaining portion of that property was sold early in the fourth quarter. Nonaccrual loans remained low and totaled $191 thousand at December 31, 2015, fairly level with the $245 thousand and $218 thousand at September 30, 2015 and December 31, 2014, respectively.

Net Interest Income and Net Interest Margin Increases

Average earning assets for the fourth quarter of 2015 totaled $527.1 million, an increase of $5.6 million from the prior quarter. Net interest income was up $203 thousand to $4.4 million, compared to $4.2 million in the linked quarter. For the twelve months of 2015, net interest income of $16.3 million was recognized, an improvement of $1.8 million or 12.4% over the same period in 2014. An increase of $40.3 million in average earning assets for 2015 compared to the prior year, along with the improved mix in earning assets, contributed to the significant improvement in revenue.

The fourth quarter 2015 tax-equivalent net interest margin was 3.34%, up 12 basis points from 3.22% for the prior quarter. The 2015 average tax-equivalent net interest margin of 3.19% likewise improved 12 basis points from 3.07% for the year ended December 31, 2014. The yield on average earning assets for 2015 rose 10 basis points over the 2014 yield of 3.27%, resulting in the margin improvement. Although loan yields dropped by 19 basis points year-over-year, the $68.7 million increase in average loans and the resultant shift in the earning asset mix contributed to the overall yield increase on earning assets. Loan yields contracted due to lower rates on new production in the protracted low interest rate environment combined with pay-offs and repricing of higher interest loans. The Company expects some downward pressure on loan yields to continue into early 2016. The cost of funds remained fairly consistent and low compared to peers at 20 basis points.

Noninterest Income

Noninterest income for the fourth quarter of 2015 was $1.3 million, up $121 thousand compared to the third quarter of 2015. The majority of this increase is related to increased trust income of $129 thousand in the VNB Wealth Management segment, driven by $149 thousand in performance fees recognized during the fourth quarter. Performance fees, if any, are generally realized in the fourth quarter each year as they are contingent and variable based upon the performance of the accounts that we actively manage on a year-over-year basis. This compares to performance fees of $522 thousand recognized during the fourth quarter of 2014 from accounts managed by VNB Wealth Management and was the major factor in the $524 thousand decline in trust income. Additionally, performance fee royalty income associated with the sale of a former fund management business is also recognized in the same manner and timeframe as performance related trust fees. No performance fee royalty income was recognized in 2015, compared to $426 thousand in 2014, which drove the majority of the $453 thousand decrease in total royalty income for 2015.

Year-over-year total noninterest income declined $593 thousand. Higher revenue, largely associated with fee restructure initiatives which began in late 2014, partially offset the $826 thousand decrease in performance fees. Increases were recognized in customer service fees, debit/credit card and ATM fees, mortgage banking fees, and miscellaneous service charges.

Noninterest Expense Contracts; Efficiency Ratio Improves

Noninterest expense for the fourth quarter of 2015 was $4.0 million, down $183 thousand compared to the third quarter of 2015. This improvement over the linked quarter occurred primarily due to a $192 thousand in OREO writedown recognized in the third quarter. In a year-over-year comparison, noninterest expense of $16.4 million reported for the twelve months of 2015 was down $1.0 million or 5.7% from the $17.4 million for the same period of 2014. Salaries and employee benefits accounted for $436 thousand of the savings. Other expenses decreased $562 thousand compared to the prior year, primarily as a result of decreased marketing and promotion expenses of $268 thousand, professional and consulting fees of $151 thousand, and other real estate owned expenses and writedowns of $114 thousand, together with more modest decreases in other noninterest expense categories. Management continues to evaluate expense categories for potential reductions that would have a positive impact on net income on an ongoing basis.

The efficiency ratio improved to 68.6% for the fourth quarter of 2015 compared to 76.0% for the third quarter of 2015. The efficiency ratio of 76.1% for the year ended December 31, 2015 compared favorably to the 85.7% for the same period of 2014. Loan growth, together with fee increases, should add to the revenue stream, while cost containment strategies should lower expenses. This combination should improve the efficiency ratio over time.

Shareholders’ Equity and Stock Repurchases

Total shareholders’ equity was $56.4 million at both December 31, 2015 and September 30, 2015, a decrease of $4.2 million or 7.0% compared to $60.6 million at December 31, 2014.

The year-over-year decline was attributable to the Company’s success with its stock repurchase program approved during the third quarter of 2014, which authorized the purchase of up to 400,000 shares of the Company’s common stock. The Company announced on September 21, 2015 that its Board of Directors extended the program for another year. During the fourth quarter of 2015, the Company purchased 23,285 shares. A total of 288,497 shares have been purchased since the beginning of this program, with the remaining 111,503 shares available for purchase through September 18, 2016 under the extended program. The repurchase program does not obligate the Company to repurchase any shares and may be suspended or terminated at any time.

The book value per share at December 31, 2015 was $23.37, compared to $23.15 at September 30, 2015 and $22.55 at December 31, 2014. Dividends of $241 thousand were paid, and net income of $947 thousand or 79.7% was retained during the fourth quarter of 2015.

Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks. The Company’s Tier 1 Leverage Ratio was 10.08% at December 31, 2015, compared to 10.09% at September 30, 2015 and 11.38% at December 31, 2014. Total Risk-based Capital Ratio was 13.43% at December 31, 2015, compared to 13.85% at September 30, 2015 and 17.87% at December 31, 2014.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”).

The Bank has four banking offices in Charlottesville, two in Winchester and one in Orange, Virginia. The Bank serves the needs of owner-operated businesses and individuals in the City of Charlottesville, Albemarle County, Orange County, the City of Winchester, and the contiguous counties in Virginia. The Bank also has a loan production office in Warrenton, Virginia. The Bank offers a full range of banking and related financial services, including checking accounts, NOW accounts, money market deposit accounts, certificates of deposit, individual retirement accounts, online banking, treasury and cash management, personal and business card services, merchant card services, and commercial and consumer loans, as well as retail brokerage and insurance services. Investment management, wealth advisory and trust services are offered through VNB Wealth Management, a trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Statements which express or imply a view about projections, predictions or the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements.” Such statements are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgment of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in national and local economies, employment or market conditions; changes in interest rates, deposits, loan demand, and asset quality; competition; changes in banking regulations and accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation. The Company filed audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2014 with the Securities and Exchange Commission on March 30, 2015. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)
(UNAUDITED)

	December 31, 2015	December 31, 2014
ASSETS
Cash and due from banks	$14,200	$12,834
Federal funds sold	29,327	41,273
Securities:
Available for sale, at fair value	74,801	141,816
Restricted securities, at cost	1,681	1,565
Total securities	76,482	143,381
Loans	423,664	313,254
Allowance for loan losses	(3,567)	(3,164)
Loans, net	420,097	310,090
Premises and equipment, net	8,668	9,465
Other real estate owned, net of valuation allowance	-	1,177
Bank owned life insurance	13,476	13,034
Accrued interest receivable and other assets	5,374	5,799
Total assets	$567,624	$537,053
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$184,574	$152,107
Interest-bearing	90,100	93,208
Money market deposit accounts	103,175	94,310
Certificates of deposit and other time deposits	108,618	117,094
Total deposits	486,467	456,719
Securities sold under agreements to repurchase	23,156	17,995
Accrued interest payable and other liabilities	1,616	1,707
Total liabilities	511,239	476,421
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000
shares authorized, no shares outstanding	-	-
Common stock, $2.50 par value, 10,000,000
shares authorized; 2,412,589 and 2,688,336
issued and outstanding at December 31, 2015
and December 31,2014, respectively	6,031	6,721
Capital surplus	22,214	27,889
Retained earnings	28,258	25,978
Accumulated other comprehensive income (loss)	(118)	44
Total shareholders' equity	56,385	60,632
Total liabilities and shareholders' equity	$567,624	$537,053

VIRGINIA NATIONAL BANKSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share data)
(UNAUDITED)

	For the three months ended		For the twelve months ended
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Interest and dividend income:
Loans, including fees	$4,131	$3,152	$14,754	$12,548
Federal funds sold	16	26	58	90
Investment securities:
Taxable	347	570	1,931	2,165
Tax exempt	102	119	435	477
Dividends	21	21	83	83
Other	4	7	21	19
Total interest and dividend income	4,621	3,895	17,282	15,382

Demand and savings deposits	68	53	251	205
Certificates and other time deposits	162	175	674	686
Federal funds purchased and securities sold
under agreements to repurchase	12	10	49	37
Total interest expense	242	238	974	928
Net interest income	4,379	3,657	16,308	14,454
Provision for loan losses	58	424	463	306
Net interest income after provision
for loan losses	4,321	3,233	15,845	14,148

Noninterest income:
Trust income	539	963	1,843	2,367
Customer service fees	242	238	956	894
Debit/credit card and ATM fees	219	199	825	742
Earnings/increase in value of bank owned
life insurance	112	111	442	439
Gains on sales of assets	-	-	-	44
Gains on sales of securities	35	8	104	24
Royalty income	11	513	140	593
Fees on mortgage sales	67	57	217	76
Other	118	126	477	418
Total noninterest income	1,343	2,215	5,004	5,597

Noninterest expense:
Salaries and employee benefits	2,176	2,356	8,869	9,305
Net occupancy	478	476	1,940	1,954
Equipment	146	138	550	531
Other	1,161	1,726	5,039	5,601
Total noninterest expense	3,961	4,696	16,398	17,391

Income before income taxes	1,703	752	4,451	2,354
Provision for income taxes	515	187	1,242	456
Net income	$1,188	$565	$3,209	$1,898
Earnings per common share, basic	$0.49	$0.21	$1.27	$0.70
Earnings per common share, diluted	$0.49	$0.21	$1.26	$0.70
Weighted average shares outstanding, basic	2,430,053	2,698,211	2,531,964	2,695,426
Weighted average shares outstanding, diluted	2,444,340	2,711,712	2,542,753	2,706,959

VIRGINIA NATIONAL BANKSHARES CORPORATION
Financial Highlights
(dollars in thousands, except share data)
(UNAUDITED)

	Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
Per Share Data:
Earnings per weighted
average share, basic	$0.49	$0.34	$0.30	$0.15	$0.21
Weighted average shares
outstanding, basic	2,430,053	2,435,874	2,577,424	2,688,400	2,698,211
Actual shares outstanding	2,412,589	2,435,874	2,435,874	2,688,781	2,688,336
Book value per share
at period end	$23.37	$23.15	$22.66	$22.90	$22.55
Performance Ratios:
Return on average assets	0.84%	0.60%	0.57%	0.30%	0.42%
Return on average equity	8.29%	6.16%	5.18%	2.74%	3.68%
Net interest margin (FTE)[1]	3.34%	3.22%	3.18%	3.00%	2.97%
Efficiency ratio[2]	68.59%	75.99%	78.92%	82.05%	79.15%
Capital Ratios:
Tier 1 leverage ratio	10.08%	10.09%	10.24%	11.00%	11.38%
Total risk-based capital ratio	13.27%	13.85%	14.71%	16.49%	17.87%
Asset Quality:

Allowance for loan losses:
Beginning of period	$3,513	$3,454	$3,404	$3,164	$3,094
Provision for loan losses	58	88	-	317	424
Charge-offs	12	41	2	86	365
Recoveries	(8)	(12)	(52)	(9)	(11)
Net charge-offs (recoveries)	4	29	(50)	77	354
End of period	3,567	3,513	3,454	3,404	3,164
Nonaccrual loans	191	245	205	211	218
OREO	-	540	732	1,177	1,177
Total nonperforming assets	191	785	937	1,388	1,395
Nonperforming assets as a % of total assets	0.03%	0.14%	0.18%	0.26%	0.26%
Nonperforming assets as a % of total loans
plus other real estate owned	0.05%	0.20%	0.25%	0.41%	0.44%
Allowance for loan losses
to total loans	0.84%	0.90%	0.94%	1.00%	1.01%
Non-accruing loans to
total loans	0.05%	0.06%	0.06%	0.06%	0.07%
Annualized net charge-offs (recoveries)
to average loans	0.00%	0.03%	-0.06%	0.10%	0.47%

1 The net interest margin is reported on a fully tax equivalent basis (FTE).
2 The efficiency ratio is computed as a percentage of non-interest expense divided by the sum of fully tax equivalent (FTE) net interest income and non-interest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.

Virginia National Bankshares Corporation Contact:	Glenn W. Rust
434-817-8649